Exhibit 99.1

Callaway Golf Company Releases Preliminary First Quarter 2008 Results

CARLSBAD, Calif.--(BUSINESS WIRE)--Callaway Golf Company (NYSE:ELY) today announced that, based on current information, the Company estimates net sales for the first quarter ended March 31, 2008 of approximately $366 million, an estimated increase of approximately 10% as compared to the first quarter of 2007, with a corresponding estimated increase of approximately 25% in earnings per diluted share that is estimated to range from $0.59 to $0.61 (on 64.8 million shares). These results also include after-tax charges of approximately $0.01 per share related to gross margin improvement initiatives announced in November 2006.

For the first quarter of 2007, the Company reported net sales of $335 million and fully diluted earnings per share of $0.48 (on 68.3 million shares). Those results included after-tax charges of approximately $0.01 per share related to the gross margin improvement initiatives.

Business Update

“We are very pleased with our preliminary first quarter results,” commented George Fellows, President and CEO of Callaway Golf. “We continue to build upon the momentum we gained in 2007, including additional improvements in our supply chain and product development processes. The strong sell-in to the retail channel during the first quarter reflects the strength of our brands and the quality of our 2008 product line.”

“While sell-in of our new products has been encouraging thus far,” continued Mr. Fellows, “the second quarter will be a better indicator of how successful our year will be as it is driven by consumer purchases of our products and resulting retail reorders. Additionally, we continue to monitor macroeconomic and competitive conditions globally. Contingency plans we have developed this year, along with business process improvements implemented over the past two years, provide us with greater flexibility to adjust to unforeseen circumstances that might impact our business. At this point, we remain optimistic that our full year financial results for 2008 will be significantly higher than in 2007 and will be within our original guidance.”

Business Outlook

Earlier this year, the Company estimated that for 2008 net sales would be in the range of $1.145 to $1.165 billion and that pro forma fully diluted earnings per share would be in the range of $1.08 to $1.18 per share, excluding estimated charges of approximately $0.08 per share for the Company’s gross margin initiatives. In light of the many uncertainties surrounding the economy, second quarter consumer sell-through, and competitor actions, the Company reaffirms this estimate with the additional refinement that it is prudent at this time to expect that sales and earnings likely will be at the lower end of this range.

Conference Call

The Company will release actual first quarter financial results on May 1, 2008. A conference call and webcast will also take place at that time.

Disclaimer: Investors should be aware that the Company has not yet finalized its results for the first quarter of 2008 and that the Company’s “preliminary” estimates of net sales and earnings contained in this press release reflect management’s estimates based upon the information available at the time made. These estimates could differ materially from the Company’s actual results if the information on which the estimates were based ultimately proves to be incorrect or incomplete. In addition, statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to estimated sales and earnings for 2008, and the estimated charges for the Company’s gross margin initiatives, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These estimates and statements are based upon current information and expectations. Accurately estimating the Company’s future financial performance is based upon various unknowns including consumer acceptance and demand for the Company’s products as well as future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions. Actual results may differ materially from those estimated or anticipated as a result of these unknowns or other risks and uncertainties, including delays, difficulties or increased costs in the supply of components needed to manufacture the Company’s products, in manufacturing the Company’s products, or in connection with the implementation of the Company’s planned gross margin initiatives or the implementation of future initiatives; adverse weather conditions and seasonality; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company’s products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf®, Odyssey®, Top-Flite®, and Ben Hogan® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or www.shop.callawaygolf.com.

CONTACT:
Callaway Golf Company
Brad Holiday/Patrick Burke/Michele Szynal, 760-931-1771